NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, MONDAY, MAY 10, 2010

TechTeam Global Reports First Quarter 2010 Financial Results

Reports revenue essentially flat with the fourth quarter of 2009

Reports a net loss of $2.7 million for the first quarter 2010, including a $3.1 million pre-tax restructuring charge completed in the quarter

Reduces debt by an additional $1.2 million, maintaining positive net cash position achieved in 2009

SOUTHFIELD, MICHIGAN, May 10, 2010…TechTeam Global, Inc. (NASDAQ: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported a net loss of $2.7 million, or $0.25 per diluted share, for the three months ended March 31, 2010. The net loss for the first quarter of 2010 included a restructuring charge of $3.1 million announced on March 29, 2010. The restructuring actions reduced certain redundant costs, eliminated excess capacity and supported the Company's strategy to more tightly focus its business. Excluding the restructuring charge, the Company would have reported a net loss of $134,000, or $0.01 per diluted share, for the first quarter of 2010.

Please see “Reconciliation of Earnings Excluding Restructuring to Net Income (Loss)” in the Financial Data section of this press release.

First quarter 2010 financial highlights include the following:

•
Revenue was $48.0 million in the first quarter of 2010, a decrease of 14.4% from the first quarter 2009. The decrease was primarily driven by the previously announced wind-down of certain customer contracts during the second half of 2009, including the U.S. federal government in-sourcing of certain services provided to U.S. Air National Guard and the discontinuation of services for the Volvo Car Company. On a sequential basis, revenue was essentially flat with the $48.5 million reported in the fourth quarter of 2009.

•
Gross margin was 21.8% in the first quarter of 2010, a decrease from 24.8% in the first quarter 2009. The decrease was primarily due to the Company’s government segment and the wind-down of the U.S. Air National Guard contract, which had a higher gross margin. On a sequential basis, gross margin decreased 1.2% from the 23.0% reported for the fourth quarter of 2009. The decrease in margin from the fourth quarter 2009 was due largely to the effect of higher employment taxes in the first quarter of 2010.

•
Selling, general and administrative (SG&A) expense was $10.6 million for both the first quarter of 2010 and the first quarter of 2009. As a percent of revenue, SG&A increased to 22.2% from 18.9% largely due to the effect of a decrease in revenue year-over-year without a proportional reduction in SG&A. On a sequential basis, SG&A for the first quarter 2010 was more consistent with the 21.5% reported for the fourth quarter of 2009.

•
On March 29, 2010, the Company announced a restructuring to reduce certain redundant costs and to eliminate certain excess capacity. Specifically, the charge included the costs of separating certain employees across the Company’s global operations and exiting excess leased facility space in Gothenberg, Sweden and Dresden, Germany. The first quarter 2010 pre-tax restructuring charge amounted to $3.1 million.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

•
Cash provided by operations was $703,000 for the first quarter of 2010. The Company continued to reduce debt in the quarter by paying down an additional $1.2 million of debt and maintained a positive net cash position (total cash minus total bank debt).

First quarter 2010 business highlights include:

•	In the commercial business, the Company was awarded new contracts in the quarter with total contract value of $10.6 million.
•
TechTeam announced the launch of a 24x7 help desk service for a major restaurant chain.  The 36-month contract will include support for more than 6,000 sites once all participating locations are migrated.

•	The Company expanded its service desk support for a leading automotive industry component supplier to include coverage for that company’s end-users in South America.
•	TechTeam Government Solutions achieved ISO 20000 certification which will allow it to bid as a prime contractor on major contracts for which this is a requirement.
•
The Defense Energy Support Center awarded TechTeam Government Solutions’ Vector Research Center for Enterprise Performance an indefinite delivery, indefinite quantity (IDIQ) contract with a potential value of up to $15 million over five years.

“In the first quarter, we began to see the expected firming in our business as the severe impact of the global economic crisis on our customers seemed to subside,” said Gary J. Cotshott, president and chief executive officer of TechTeam Global. “We had a slow start in our Government business due to revenue losses from contract wind-down efforts and weather-related issues. Overall, we are cautiously optimistic about the signs of stability we see and are continuing to maintain our focus on executing our strategy to position the Company for long-term success.”

Cotshott continued, “We completed our announced restructuring, which is consistent with our strategy to consolidate, fully globalize and align our business around a single company strategy. We also delivered positive cash flow and another significant reduction in our debt position, further maintaining our positive net cash position achieved in 2009, thus continuing to strengthen both the operating and financial foundation of the Company.”

“We are pleased with the new account wins, existing account expansions and the opportunities we have in our pipeline,” Cotshott added. “We believe that these provide a solid base from which to achieve growth over our ending 2009 baseline as the economic recovery continues. We are positioning the Company for future success, emerging in a stronger position to capitalize on growth in the market and to deliver increased value for our shareholders. This will be driven by our leadership and our capabilities as a top tier IT outsourcing service provider, both of which are recognized by industry analysts and, most importantly, our customers.”

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its first quarter 2010 financial results at 8:00 a.m. EDT, Tuesday, May 11, 2010. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-877-941-1465 (outside the United States, call +1-480-629-9644). When prompted, enter the passcode: 4299953. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

A taped replay of the call will be available beginning at approximately 10:00 a.m. EDT, Tuesday, May 11, 2010. This toll-free replay will be available through Tuesday, May 25, 2010. To listen to the teleconference replay, call 1-800-406-7325 (outside the United States, call +1-303-590-3030). When prompted, enter the passcode: 4299953.

About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Income Statements (unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009	% Change
Revenue
Commercial —
IT Outsourcing Services	$26,208	$27,718	(5.4)%
IT Consulting and Systems Integration	2,920	3,904	(25.2)%
Other Services	3,726	4,265	(12.6)%
Total Commercial	32,854	35,887	(8.5)%
Government Technology Services	15,156	20,218	(25.0)%
Total Revenue	48,010	56,105	(14.4)%
Cost of Revenue
Commercial —
IT Outsourcing Services	20,271	21,265	(4.7)%
IT Consulting and Systems Integration	2,369	2,968	(20.2)%
Other Services	2,805	3,159	(11.2)%
Total Commercial	25,445	27,392	(7.1)%
Government Technology Services	12,111	14,785	(18.1)%
Total Cost of Revenue	37,556	42,177	(11.0)%
Gross Profit	10,454	13,928	(24.9)%
Selling, general and administrative expense	10,637	10,592	0.4%
Restructuring charge	3,144	—
Operating Income (Loss)	(3,327)	3,336
Net interest expense	(187)	(311)
Foreign currency transaction gain (loss)	196	(235)
Income (Loss) before Income Taxes	(3,318)	2,790
Income tax provision (benefit)	(665)	1,140

Net Income (Loss)	$(2,653)	$1,650

Diluted Earnings (Loss) per Common Share	$(0.25)	$0.16
Diluted weighted average common shares and common share equivalents	10,662	10,613

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$14,210	$15,969
Accounts receivable, net	43,557	44,314
Prepaid expenses and other current assets	4,534	3,766
Total current assets	62,301	64,049

Property, Equipment and Software, Net	5,470	6,231
Goodwill and Other Intangible Assets, Net	46,770	47,270
Deferred Income Taxes	3,995	3,940
Other Assets	831	1,030
Total Assets	$119,367	$122,520

Current Liabilities
Current portion of long-term debt	$4,064	$4,074
Accounts payable	6,185	5,130
Accrued payroll and related taxes	9,620	8,486
Accrued expenses and other current liabilities	8,594	9,405
Total current liabilities	28,463	27,095

Long-Term Liabilities
Long-term debt, less current portion	9,831	11,051
Other long-term liabilities	786	745
Total long-term liabilities	10,617	11,796

Shareholders’ Equity
Preferred stock	—	—
Common stock	112	111
Additional paid-in capital	80,290	79,762
Retained earnings	73	2,726
Accumulated other comprehensive loss	(188)	1,030
Total shareholders’ equity	80,287	83,629

Total Liabilities and Shareholders’ Equity	$119,367	$122,520

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net income (loss)	$(2,653)	$1,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,399	1,688
Other adjustments, primarily changes in working capital	1,957	3,862
Net cash provided by operating activities	703	7,200
Investing Activities
Purchase of property, equipment and software	(135)	(671)
Cash paid for acquisitions, net of cash acquired	(125)	(126)
Net cash used in investing activities	(260)	(797)
Financing Activities
Other	(78)	(11)
Payments on long-term debt	(1,231)	(3,152)
Net cash used in financing activities	(1,309)	(3,163)
Effect of exchange rate changes on cash and cash equivalents	(893)	(212)

Increase (decrease) in cash and cash equivalents	(1,759)	3,028
Cash and cash equivalents at beginning of period	15,969	16,881
Cash and cash equivalents at end of period	$14,210	$19,909

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Earnings
 Excluding Restructuring to Net Income (Loss)

This press release includes a discussion of “Earnings Excluding Restructuring Charges to Net Income (Loss)” which is a non-GAAP financial measure. The Company defines Earnings Excluding Restructuring Charges to Net Income (Loss) as net (loss) income plus restructuring charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Earnings Excluding Restructuring Charges to Net Income (Loss), which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net (loss) income prepared on a GAAP basis. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The Company provided the following table which reconciles GAAP net (loss) income, as reported, to Earnings Excluding Restructuring Charges to Net Income (Loss):

(In thousands, except per share data)

	2010		2009
	After-Tax Earnings	Earnings per Share	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of First Quarter (Loss) Earnings Excluding Restructuring Charges to Net (Loss) Income
Earnings excluding restructuring charges	$(134)	$(0.01)	$1,650	$0.16
Restructuring charges, net of tax	(2,519)	(0.24)	—	—
Net (Loss) Income – First Quarter	$(2,653)	$(0.25)	$1,650	$0.16

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27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Contacts:

TechTeam Global, Inc. Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer (248) 357-2866 investors@techteam.com	Boscobel Marketing Communications for TechTeam Global, Inc. Jessica Klenk (301) 588-2900 jklenk@boscobel.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com